Schedule I
Separate Portfolios

CUSTODIAN AGREEMENT
(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds II
and
MUFG Union Bank, N.A.

Effective Date: October 2, 2017

Names of Funds:

ABR Dynamic Blend Equity & Volatility Fund
ABR Enhanced Short Volatility Fund
Acuitas International Small Cap Fund
Acuitas US Microcap Fund
Baywood SociallyResponsible Fund
Baywood ValuePlus Fund
CVR Dynamic Allocation Fund
Dundas International Equity Growth Fund
Gurtin California Municipal Intermediate Value Fund
Gurtin California Municipal Opportunistic Value Fund
Gurtin National Municipal Intermediate Value Fund
Gurtin National Municipal Opportunistic Value Fund
NWS Global Property Fund
NWS International Property Fund
Phocas Real Estate Fund